Certificate Number                                                                              Shares

COMMON STOCK, PAR VALUE $.001

Wellentech Services, Inc.
Incorporated Under the Laws of the State of Nevada
THIS CERTIFIES THAT

is the registered owner of _____________________________________________ shares of fully paid and non-assessable Common Stock, par value $.001 per share, issued by:

Wellentech Services, Inc.

(The “Corporation”) transferable upon the books of said Corporation by the named holder(s) hereof in person or by duly authorized attorney, upon the surrender of this certificate properly endorsed at the office of the Corporation. Each share hereof may be exchanged for such number of shares of the Corporation’s Common Stock, par value $.001 as determined pursuant to the Articles of Amendment to Articles of Incorporation filed by the Corporation with the Secretary of State of the State of Nevada on November 7, 2005.

IN WITNESS the seal of the Corporation and the true signatures of its duly authorized officers are set forth below.

Dated:	March 23, 2007

________________________________         ____________________________________
Irwin Rapoport, Secretary          Irwin Rapoport, Chief Executive Officer